Exhibit 99.1

FOR RELEASE:                           CONTACT:
Date: July 24, 2003                    Lisa Lopez
7:00 am                                Tel. (781) 356-9517
                                       Alternate Tel. (617) 320-2401
                                       fallon@haemonetics.com
                                       ----------------------



HAEMONETICS REPORTS FIRST QUARTER FINANCIAL RESULTS

--Company Also Announces Reorganization Plans --


Braintree, MA, July 24, 2003 - Haemonetics Corporation today announced earnings per share of $0.21 for its first quarter ended June 28, 2003. Revenues for the first quarter were $88.3 million, an increase of 7.7% over the previous year. The Company announced that first quarter results exceeded its internal plans and reconfirmed full fiscal year guidance of high single digit revenue growth and earnings per share of $1.13.

FIRST QUARTER HIGHLIGHTS


Brad Nutter, the Company's President and CEO, commented, "I am pleased with the results of the first quarter; we have achieved our internal expectations. Revenues were driven by contributions throughout each area of the business. Furthermore, we have begun to implement an organizational model that gives greater focus and accountability to the organization."

For the first quarter of fiscal 2004, the Company reported net income of $5.0 million, or $0.21 per diluted share, compared to $6.8 million, or $0.26 per diluted share, in the first quarter last year; foreign exchange and a tax rate increase were the primary contributors to the decrease from the previous year. Operating income for the first quarter was $7.8 million, versus $9.8 million in the same quarter last year; the decline was largely due to foreign exchange. The income tax rate in the first quarter was 36%, versus 31% in the previous year.

Plasma disposables revenues increased 3% to $29.6 million over the previous year, with the market for source plasma collection, as anticipated, remaining somewhat soft.

Bloodbank disposables revenue increased 8% to $25.9 million, driven by strong growth around the globe, particularly in the Asian and European markets.

Worldwide red cell disposables revenue increased by 29% to $4.6 million. U.S. red cell disposables revenue growth was 38%. Haemonetics continues to see success in expanding automated red cell collection programs with existing customers in both the fixed and mobile environments and also in starting programs with new blood centers. Two additional American Red Cross regions commenced automated red cell collection programs in the first quarter; nine of the Red Cross's 35 regions (representing 2 million total units of blood collected) have now deployed Haemonetics technology for red cell collection.

Surgical disposables revenue grew 6% to $18.3 million, driven largely by increases in OrthoPAT usage. As anticipated, end user use of OrthoPAT for orthopedic surgical cell salvage increased by 47% as orthopedic physicians continued to embrace cell salvage as a cost effective strategy to minimize costly blood transfusions and make the orthopedic surgical process less taxing to the patient.

Particularly strong geographic growth was seen in Europe at 23% and Asia at 16%.

WORLDWIDE REORGANIZATION ANNOUNCED


Haemonetics also said it planned to reorganize the Company into two worldwide "Donor" and "Patient" divisions to better serve its customers. The Donor division will deliver products and value added services to blood banks and plasma collectors worldwide. The Patient division will deliver products and value added services to hospital surgical suites worldwide. The new divisions are designed to speed decision making, improve customer service, simplify organizational structure, and reduce expenses.

Specifics of the reorganization are currently being finalized. The fiscal 2004 financial impact of the reorganization is anticipated to be neutral to earnings.

FISCAL 2004 OUTLOOK REAFFIRMED


The Company reaffirmed its previously-communicated financial guidance for fiscal 2004, including revenue growth in the high single digits; gross margin in the mid- to high 40% range; a modest improvement in operating margin over fiscal 2003; a tax rate increase to 36% from last year's 27%; and a positive contribution in the second half from foreign exchange of $0.05 to $0.10 compared with fiscal 2003. Haemonetics continues to expect the combination of these factors to result in earnings per share flat with those reported in fiscal 2003.

Supporting this outlook, the Company said that its expectations were based upon its previously announced product line sales guidance for fiscal 2004, which projected blood bank and plasma disposables growth to be flat. Surgical disposables growth, including both cardiovascular and orthopedic cell salvage, is targeted to grow in the double digits. The Company expects its OrthoPAT sales to mirror end-user growth of 40% to 50% by the second half of fiscal 2004. Red cell disposables are anticipated to grow at a rate of 40% to 50% and result in an increase in U.S. penetration to 4% of all red cells collected.

NEWLY-ADOPTED STOCK OWNERSHIP POLICY

Haemonetics also announced an executive share ownership policy under which senior management and members of the Board of Directors will be required to meet specific beneficial ownership guidelines.

Ronald A. Matricaria, the Company's non-executive Chairman of the Board, stated, "This stock ownership program is consistent with the goal of Haemonetics to align management's interests with those of our shareholders. With this alignment, we believe that this program will further help enhance shareholder value."

Haemonetics will hold a conference call to review information contained in this release at 10am (Eastern). Interested parties may listen to the call at (877) 691-0879 or (973) 582-2745 (international). The call will be replayed through August 7, 2003, at 5pm Eastern. The replay can be accessed at (877) 519-4471 (domestic) or (973) 341-3080 (international) with PIN 3688864. Additional information will be available on our website prior to the start of the conference call.

About Haemonetics Corporation

Haemonetics (NYSE: HAE) is a global company engaged in the design, manufacture and worldwide marketing of automated blood processing systems. These systems address important medical markets: surgical blood salvage, blood component collection, plasma collection, and blood component safety. Haemonetics has been recognized by Forbes magazine as one of the nation's best small companies. To learn more about Haemonetics, visit the Company's web site at http://www.haemonetics.com.

This release contains forward looking statements that involve risks and uncertainties, including technological advances in the medical field, product demand, market acceptance, regulatory and political uncertainties, the effect of economic conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates and other risks detailed in the Company's filings with the Securities and Exchange Commission. The forward looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward looking statements.


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    Haemonetics Corporation Financial Summary for the First Quarter FYE04
                      Consolidated Statements of Income
            (Unaudited data in thousands, except per share data)


                                                                % Inc/(Dec)
INCOME STATEMENT                      6-28-03     6-29-02      vs prior year
----------------                      -------     -------      -------------

NET REVENUES                          $88,283     $81,935           7.7%
Gross profit                           39,586      38,647           2.4%
  R&D                                   4,997       4,939           1.2%
  S, G & A                             26,403      24,016           9.9%

Operating expenses                     31,400      28,955           8.4%
                                      -------     -------         -----

Operating income                        8,186       9,692         (15.5%)
  Interest expense                       (786)       (877)        (10.4%)
  Interest income                         283         441         (35.8%)
  Other income, net                       103         563         (81.7%)
                                      -------     -------         -----

Income before taxes                     7,786       9,819         (20.7%)

Tax expense                             2,803       3,044          (7.9%)
                                      -------     -------         -----

NET INCOME                              4,983       6,775         (26.5%)
                                      =======     =======         =====

Net income per common share
 assuming dilution                    $  0.21     $  0.26         (20.7%)

Weighted average number of shares
  Basic                                24,063      25,318
  Diluted                              24,223      26,110


                                                                 Inc/(Dec) vs
                                                                  prior year
PROFIT MARGINS:                                                 profit margin %
---------------                                                 ---------------

Gross profit                            44.8%       47.1%
R&D                                      5.6%        6.0%
S, G & A                                29.9%       29.3%
Operating income                         9.3%       11.8%           (2.5%)
Income before taxes                      8.8%       12.0%           (3.2%)
Net income                               5.6%        8.3%

   Haemonetics Corporation Financial Summary for the First Quarter FYE04
                              Revenue Analysis
                        (Unaudited data in thousands)


                                              First quarter
                                        -----------------------------------
REVENUE ANALYSIS                        6-28-03     6-29-02     % Inc/(Dec)
----------------                        -------     -------     -----------

Revenues by Geography
  United States                         $31,552     $30,930         2.0
  International                          56,731      51,005        11.2
                                        -------     -------
  Net Revenues                          $88,283     $81,935         7.7
-----------------------------------------------------------------------

Disposable Revenues by Product Line
  Surgical                              $18,293     $17,263         6.0
  Blood Bank                             25,949      24,039         7.9
  Red Cell                                4,564       3,528        29.4
  Plasma                                 29,589      28,658         3.2
                                        -------     -------
  Subtotal                              $78,395     $73,488         6.7

Equipment                                 4,486       4,419         1.5
Misc & Service                            5,402       4,028        34.1
                                        -------     -------
Net Revenues                            $88,283     $81,935         7.7
-----------------------------------------------------------------------

     Haemonetics Corporation Financial Summary for the First Quarter FYE04
                         Consolidated Balance Sheets
                        (Unaudited data in thousands)


                                              Period ending                                                    Period ending
                                          ---------------------                                            ---------------------
BALANCE SHEET:                            6-28-03      3-29-03                                             6-28-03      3-29-03
--------------                            -------      -------                                             -------      -------

Assets                                                              Liabilities & Stockholders' Equity
------                                                              ----------------------------------
Cash & available for sale investments     $ 50,190     $ 49,885     S/T debt & current maturities          $ 38,633     $ 39,005
Accounts receivable, net                    84,326       77,913     Other current liabilities                59,511       61,370
Inventories, net                            64,178       65,805                                            --------     --------
Other current assets                        32,531       29,652     Total current liabilities                98,144      100,375
                                          --------     --------     Long-term debt                           31,502       31,612
      Total current assets                 231,225      223,255     Other long-term liabilities               4,100        3,984
Net PP&E                                    82,923       83,987     Stockholders' equity                    232,437      223,237
Other assets                                52,035       51,966                                            --------     --------
                                          --------     --------

      Total assets                        $366,183     $359,208     Total liabilities & equity             $366,183     $359,208
                                          ========     ========                                            ========     ========